Exhibit 10.1

TRANSITION AND ADVISORY AGREEMENT

This TRANSITION AND ADVISORY AGREEMENT (the “Agreement”) is entered into by and between Vistra Corp. (the “Company”) and Curtis A. Morgan (“Executive”) on this 20th day of March, 2022 (the “Effective Date”). The Company and Executive are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Employment Agreement, dated as of May 1, 2018, by and between the Company and Executive (the “Employment Agreement”).

WHEREAS, Executive has been employed as the Company’s Chief Executive Officer (“CEO”) pursuant to the Employment Agreement;

WHEREAS, as part of the Company’s succession planning, the Parties have agreed that the Executive’s employment will end on the terms and conditions set forth in this Agreement;

WHEREAS, the Company desires Executive to serve as Special Advisor to the Company’s successor CEO and the Board (as defined below) to assist in the effective transition of Executive’s duties and responsibilities to the Company’s successor CEO; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to Executive’s transition from CEO to Executive’s role as a Special Advisor as provided in Paragraph 2 hereof.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

1.    Separation of Employment. The Parties acknowledge and agree that on August 1, 2022 (the “Separation Date”), Executive’s employment with the Company and its subsidiaries will automatically terminate. In addition, without any further action by any Party, on the Separation Date, Executive will resign from, and be deemed to have resigned from, all positions Executive holds as (a) an officer, employee or director of the Company and its subsidiaries, and (b) a member of the board of directors (or similar governing body) of the Company (the “Board”). For the avoidance of doubt, Executive’s employment by the Company until the Separation Date will continue to be subject to the terms and conditions set forth in the Employment Agreement.

2.    Transition Services; Special Advisor. Beginning on the Separation Date and, unless otherwise mutually agreed to in writing by the Parties, continuing until April 30, 2023 (the “Advisory Period”), Executive shall serve as a Special Advisor to the CEO and Board and will make himself reasonably available to provide the transition services reasonably requested by the Company’s CEO or Board to facilitate a smooth transition of job responsibilities to Executive’s successor. As full payment for Executive’s services during the Advisory Period, (i) the Company will pay to Executive a monthly fee of $50,000, payable in arrears promptly after the last day of each month during the Advisory Period; and (ii) Executive will continue to vest in all outstanding equity awards issued by the Company (the “Advisory Consideration”). Additionally, during the Advisory Period, Executive shall be entitled to reimbursement for (i) reasonable out-of-pocket expenses incurred in providing the transition services, (ii) the Company’s portion of COBRA premiums on an after-tax basis for the Executive and eligible dependents, (iii) Ayco financial planning costs, and (iv) relocation expenses in accordance with the Company’s policies for senior executives. Through the end of the Advisory Period, Executive shall be considered to have “Corporate Status” as such term is defined in the Director Indemnification Agreement, by and between the Company and Executive, dated as of October 3, 2016. For the avoidance of doubt, Executive shall be treated as an independent contractor during the Advisory Period, meaning Executive shall not be entitled to participate in any benefit plans of the Company and shall be responsible for the payment of all Federal, state and local taxes associated with any fees earned during the Advisory Period.

3.    Separation Benefits. In consideration of Executive (a) executing and not revoking the Release attached hereto as Exhibit B (the “Release”) during the 30-day period beginning August 1, 2022, (b) re-executing and not revoking the Release during the 30-day period beginning at the end of the Advisory Period and (c) complying with this Agreement in all material respects, the Company will provide the benefits and payments set forth on Exhibit A.

4.    No Further Payments. Executive acknowledges and agrees that the consideration and obligations described on Exhibit A and the Advisory Consideration (a) are in full discharge of any and all liabilities and obligations the Released Parties have to Executive, and (b) satisfy or exceed any payment, benefit, or other thing of value to which Executive might otherwise be entitled, in each case unless otherwise required by applicable law. Other than as set forth on Exhibit A or as otherwise required by applicable law, the Company will have no further obligations to Executive.

5.    Ongoing Obligations. Executive acknowledges and agrees that, except with the prior written consent of the Company, which shall not be unreasonably withheld, Executive is subject to, and required to comply with, the restrictive covenants set forth in Section 7 of the Employment Agreement, (the “Restrictive Covenants”) during the Advisory Period and thereafter in accordance with the terms of the Employment Agreement; provided, that, the “Non-Competition Period” shall be defined as the 24-month period following the Separation Date. Executive acknowledges that the benefits and payments provided pursuant to this Agreement (excluding final wages, expense reimbursement, and vested benefits owed to Executive by operation of law or under the Employment Agreement, in either case for periods before the Separation Date) are subject to compliance in all material respects with the Restrictive Covenants.

6.    Mutual Non-Disparagement. Executive agrees not to make negative comments about or otherwise disparage the Company or its officers, directors, employees, shareholders or agents (in each case in their capacities as such) or products. The Company agrees to instruct the members of the Board, the Company’s executive officers, and the Company’s senior management team not to make negative comments about or otherwise disparage Executive other than in the good-faith performance of their duties to the Company while they are employed by or providing services to the Company, and the Company agrees not to make negative comments about or otherwise disparage the Executive in corporate communications to third parties or to Company’s employees. The foregoing will not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7.    Cooperation. Both during and following Executive’s employment, Executive shall provide reasonable and timely cooperation in connection with any actual or threatened litigation, inquiry, investigation, or other matter, action, or proceeding that relates to events occurring during Executive’s employment by the Company or during the Advisory Period or about which the Company otherwise reasonably believes Executive may have material relevant information, in each case to the extent such cooperation does not materially interfere with Executive’s duties to a subsequent employer or other business activities. Any such cooperation shall be without any compensation (other than as set forth in this Agreement).

8.    Conflicts of Interest. Executive agrees that during the Advisory Period and for the 12-month period thereafter, Executive shall not, directly or indirectly, (a) participate in, (b) partner with or seek to advise any third party or (c) provide services or information to any third party, in connection with any actual, potential or contemplated corporate transaction involving the Company or any of its subsidiaries.

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9.    Construction. This Agreement shall be interpreted strictly in accordance with its terms, to the maximum extent permissible under governing law, and shall not be construed against or in favor of any Party, regardless of which Party drafted this Agreement or any provision hereof. If any provision of this Agreement is determined to be unenforceable as a matter of governing law, an arbitrator or reviewing court of appropriate jurisdiction shall have the authority to modify such provision so as to render it enforceable while maintaining the Parties’ original intent to the maximum extent possible. Each provision of this Agreement is severable from the other provisions hereof, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

10.    Interpretation. This Agreement sets forth the entire agreement between the Parties hereto, fully supersedes any and all prior agreements or understandings between the Parties, and can be modified only in a written agreement signed by Executive, on the one hand, and an executive officer of the Company, on the other hand. Executive specifically acknowledges and agrees that notwithstanding any discussions or negotiations Executive may have had with any of the Released Parties prior to the execution of this Agreement, Executive is not relying on any promises or assurances other than those explicitly contained in this Agreement. This Agreement shall be deemed to have been made in Delaware, and shall be interpreted, construed, and enforced pursuant to the laws of the Delaware, without giving effect to Delaware’s conflict or choice of law principles. Each of the Released Parties shall be a third party beneficiary to this Agreement and entitled to enforce it in accordance with its terms. PDF or other electronic copies of this Agreement shall have the same force and effect as the original. This Agreement may be executed in counterparts and each shall be considered to be an original and all of which taken together will constitute one and the same agreement.

11.    No Admission. This Agreement shall not in any way be construed as an admission by any of the Released Parties of any liability, or of any wrongful acts whatsoever against Executive or any other person.

12.    Section 409A. It is intended that any amounts payable under this Agreement shall be exempt from or comply with the provisions of Section 409A so as not to subject Executive to the payment of interest and tax penalty that may be imposed under Section 409A. To the extent necessary to avoid adverse tax consequences under Section 409A, the Company will delay payments of amounts otherwise payable during the first six months following cessation of Executive’s employment until the end of such six month period (or the earliest date as is permitted under Section 409A without any adverse tax consequences). For purposes of Section 409A, references herein to Executive’s “separation of employment” shall refer to Executive’s separation from service with the Company or any of its affiliates within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this paragraph; provided, that, in no event will the Company be liable for any negative tax implications associated with Section 409A.

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[Signature Page Follows]

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VISTRA CORP.

By:	/s/ Carrie Lee Kirby	3/20/2022
Name:	Carrie Lee Kirby	Date
Title:	Executive Vice President and Chief
Administrative Officer

	/s/ Curtis A. Morgan	3/20/2022
	Curtis A. Morgan	Date

BY SIGNING BELOW, EXECUTIVE IS RE-EXECUTING THIS AGREEMENT FOLLOWING THE END OF THE ADVISORY PERIOD AND RE-STATING AND RE-AFFIRMING EXECUTIVE’S RELEASE AND WAIVER OF CLAIMS THROUGH THE RE-EXECUTION DATE ON THE TERMS SET FORTH IN THE RELEASE.

Curtis A. Morgan	Re-Execution Date

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EXHIBIT A

SEPARATION PAYMENTS AND BENEFITS*

Payment Type	Description	Payment Form	Payment Timing**
Severance Pay	Two times the sum of Executive’s Base Salary and Executive’s 2021 Target Bonus	Equal installments over 24 months	Installment payments will begin in the month following the end of the Advisory Period.

Annual Bonus	Payment of the 2022 Annual Target Bonus calculated based on actual Company performance.	Lump sum payment	Payment will be made on the date bonuses are paid to other executives of the Company, but in no event prior to end of the Advisory Period.

Health and Welfare / Financial Planning Continuation	Reimbursement for (i) the Company’s portion of COBRA premiums on an after-tax basis for the Executive and eligible dependents, and (ii) Ayco financial planning costs, in each case, for 36 months following the end of the Advisory Period.	Monthly cash reimbursement	Monthly cash reimbursements will begin in the month following the end of the Advisory Period.

*

All amounts and payments are subject to (a) execution and non-revocation of the Release during the 30-day period beginning August 1, 2022 and (b) re-execution and non-revocation of the Release during the 30-day period beginning at the end of the Advisory Period.

**

To the extent necessary to avoid Section 409A penalties, payments will be deferred until the six-month anniversary of the Executive’s “separation from service” and the first payment thereafter will include all payments that would otherwise have been made.

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Equity-Based Compensation
Award Type	Description
Restricted Stock Units	Pursuant to the Vistra Corp. 2016 Omnibus Incentive Plan (the “Plan”), Executive was previously granted Restricted Stock Units (“RSUs”). The Parties agree that vesting of the unvested RSUs granted in 2020, 2021 and 2022 will continue in the normal course until the end of the Advisory Period as set forth in Paragraph 2 of the Agreement. With respect to the RSUs granted in 2021 only, at the end of the Advisory Period, the Parties agree that the vesting of any remaining unvested 2021 RSUs that would have otherwise vested in the 12-month period following the end of the Advisory Period will fully accelerate. Assuming service through the end of the Advisory Period, (i) 100% of the RSUs granted in 2020 and 2021 will vest and (ii) 1/3 of the RSUs granted in 2022 will vest.

Non-Qualified Stock Options	Pursuant to the Plan, Executive was previously granted Nonqualified Stock Options (“NQSOs”). The NQSOs vest ratably over a three-year period and expire after 10 years. The Parties agree that (i) vesting of the NQSOs will continue in the normal course through the end of the Advisory Period as set forth in Paragraph 2 of the Agreement, and (ii) fully vested NQSOs will remain exercisable until the end of the original 10-year option term. At the end of the Advisory Period, the Parties agree that the vesting of any remaining unvested NQSOs that would have otherwise vested in the 12-month period following the end of the Advisory Period will fully accelerate.

Performance Share Units	Pursuant to the Plan, Executive was previously granted Performance Share Units (“PSUs”). The Parties agree that the PSUs granted in 2020, 2021 and 2022 will continue to time vest in the normal course through the end of the Advisory Period. With respect to the PSUs granted in 2021 only, at the end of the Advisory Period, the Parties agree that any remaining 2021 PSUs that have not time vested but that would have otherwise time vested in the 12-month period following the end of the Advisory Period will continue to time vest for the following 12-month period. The number of PSUs granted in 2020, 2021 and 2022 that have time vested as of such date will performance vest, if at all, based on the Company’s actual performance at the end of the performance period for each applicable grant. PSUs that have both time vested and performance vested will be considered to be fully vested. Assuming service through the end of the Advisory Period, (i) 100% of the PSUs granted in 2020 and 2021 will time vest and (ii) 1/3 of the PSUs granted in 2022 will time vest, with the number of PSUs fully vesting being determined based on the Company’s actual performance at the end of the performance period for each applicable grant.

All amounts are subject to deduction for all required tax and other withholdings and deductions.

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EXHIBIT B

RELEASE

I, Curtis A. Morgan, in consideration of and subject to the performance by Vistra Corp. (the “Company”), of its obligations under the Transition and Advisory Agreement dated as of March 20, 2022 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “Release”). The Company and the Company’s successors, board of directors, and executive officers are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.

I understand that any payments or benefits paid or granted to me under the Agreement represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified the Agreement unless I execute this Release and do not revoke this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in Paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties that I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to, the Incentive Unit Agreement (and any governing incentive plans and all other claims I may have as an equity holder), the Employment Agreement, my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this Release constitutes a Release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Paragraph 2 above.

4.

I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise or (ii) any rights under the Agreement.

6.

In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a Release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Paragraph 2 as of the execution of this Release.

7.

I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.

I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this Release. I also agree that if I violate this Release by suing the Company or the other Released Parties (other than, for the avoidance of doubt, for claims I have not released pursuant to the last sentence of Paragraph 5 of this Release), I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement on or after the termination of my employment.

9.

I agree that this Release, the Agreement are confidential and agree not to disclose any information regarding the terms of this Release or the Agreement, except as required by law or to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.

Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or governmental entity.

11.	I hereby acknowledge that the Restrictive Covenants shall survive my execution of this Release.

12.

I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Paragraph 2 above and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and my decision to enter into it.

13.

Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.

Whenever possible, each provision of this Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. This Release constitutes the complete and entire agreement and understanding among the parties, and supersedes any and all prior or contemporaneous agreements, commitments, understandings or arrangements, whether written or oral, between or among any of the parties, in each case concerning the subject matter hereof.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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